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Contact:	Natalie A. Neyer
Public Relations Manager
(717) 412-6207 (office)
(717) 602-8839 (cell)
natalie.neyer@mymetrobank.com

Metro Bancorp Appoints Douglas R. Berry to Board of Directors

HARRISBURG, Pa. (September 24, 2014) — Metro Bancorp, Inc. (NASDAQ: METR), parent company of Metro Bank, has announced the appointment of Douglas R. Berry, CPA, to the Company’s Board of Directors, effective September 19, 2014. The appointment increases the number of Metro Bancorp directors from 10 to 11.

“We are pleased to announce that Doug is joining the Board of Directors,” said Metro Bancorp Chairman of the Board, President and CEO Gary L. Nalbandian. “His extensive business and leadership experience will be a valuable asset to the Board as we continue to position the Bank for continued success.”

Berry is the CEO and president of Mechanicsburg-based Solar Renewable Energy, LLC (SRE), one of the leading developers, financiers and operators of commercial solar energy systems ranging in size from 200kW to 2.5MW. Through SRE, he has developed, managed and monitored more than 50 commercial solar systems in the Mid-Atlantic region over the last four years.

In addition, Berry is also the CEO and president of Achieve Energy Solutions, LLC (AES). The company is one of the fastest growing energy solution providers in the United States. Currently, AES represents more than 40 energy suppliers as well as 4,000 commercial and residential customers. Berry has been with SRE and AES since 2010 and 2012, respectively.

Prior to his work in the energy industry, Berry was a certified public accountant partner for more than 25 years. He began his public accounting career with KPMG, one of the largest professional services firms in the world and one of the Big Four auditors. During his 21 years with KPMG as a partner, Berry provided expertise to large financial institutions and clients in the senior living industry through feasibility studies, due diligence, market and demand analysis and loan support.

In 2004, Berry joined ParenteBeard, one of the Mid-Atlantic’s leading regional certified public accounting and consulting firms. During his six years with the firm, he helped grow the practice from six team members to 40 professionals in the Senior Living Service and Hospital Consulting Group of which he was the partner in charge. He also founded the firm’s Renewable Energy and Energy Efficiency Group in 2009.

A resident of Lewisberry, Berry graduated magna cum laude with a Bachelor of Science degree in business administration and accounting from Bloomsburg University.

Berry joins board members Gary L. Nalbandian, Chairman, President and CEO, Metro Bancorp, Inc.; James R. Adair, Former Banker and Businessman; John J. Cardello, CPA, Partner, SF & Company, P.C.; Douglas S. Gelder, Owner and President, DSG Development; Alan R. Hassman, President, ARH, Inc. and Keystone Lodging Enterprises, Inc.; J. Rodney Messick, Chief Financial Officer, Homesale Realty; Jessica E. Meyers, Owner and President, JEM Group; Michael A. Serluco, Owner, Consolidated Properties; Thomas F. Smida, Attorney, Mette, Evans & Woodside; Samir J. Srouji, M.D., Owner, Plastic Surgery, P.C.

About Metro Bank
Metro Bank, subsidiary of Metro Bancorp Inc. (NASDAQ: METR), is a financial services retailer with 33 stores in the counties of Berks, Cumberland, Dauphin, Lancaster, Lebanon and York. Headquartered in Harrisburg, Metro Bank opened its first location in Camp Hill, Pa. in 1985, pioneering industry-changing conveniences in Central Pennsylvania including seven-day branch banking, free personal checking, free customer coin-counting machines and use of a prototype store design. Additional services include free instant-issue Visa debit cards, free online and mobile banking and 24/7 live customer service. The bank also offers commercial banking services including term loans, commercial mortgages, lines of credit and cash management services. For more information about Metro Bank, visit mymetrobank.com

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